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                       CONSULTING AND NONCOMPETITION AGREEMENT

         Consulting and Noncompetition Agreement (the "Agreement"), dated as of the __ day of ______ __, ____, between Banknorth Group, Inc. (the "Company") and William H. Chadwick (the "Executive").


                                      WITNESSETH:

         WHEREAS, as of the date hereof, Banknorth Group, Inc. ("Old Banknorth"), a multi-bank holding company with executive offices located in Vermont, was merged with and into the Company in a transaction which resulted in a change in the name of the Company from "Peoples Heritage Financial Group, Inc." to "Banknorth Group, Inc." (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 1999, between the Company and Old Banknorth; and

         WHEREAS, in March 1999 the Executive announced his intention to retire as President and Chief Executive Officer of Old Banknorth but deferred his retirement until consummation of the Merger after the Company and Old Banknorth entered into the Merger Agreement; and

         WHEREAS, the Merger will result in extension of the Company's banking operations into the new banking markets of Vermont and New York and extension of the Company's existing markets in New Hampshire and Massachusetts; and

         WHEREAS, the Company desires to have the Executive provide, and the Executive is willing to provide the Company with, consulting services to the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

         1.       CONSULTANCY.

         (a) During the two-year period following consummation of the Merger (the "Consulting Period"), the Executive undertakes to provide his personal advice and counsel to the Company regarding its operations, customer relationships, growth and expansion opportunities and other business matters (collectively, the "Consulting Services"), subject to the terms and conditions which are set forth herein.

             (i) In no event shall the Executive be required to provide Consulting Services hereunder for more than 25 hours per week or 100 hours in any calendar month during the Consulting Period.


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                  (ii) The Executive shall provide Consulting Services
commensurate with the Executive's prior experience as may be reasonably requested by the Chief Executive Officer of the Company or his designee from time to time and at mutually agreeable times. It is contemplated that the Consulting Services will include, without limitation, monthly meetings between the Executive and the Chief Executive Officer of the Company; efforts by the Executive to enhance the Company's commercial lending activities in Vermont and New York, including without limitation meeting with large commercial customers of the Company located in these areas; attendance at certain public functions in Vermont and New York on behalf of the Company and its banking subsidiaries; attendance at certain meetings of the Board of Directors of the Company to report on Vermont and New York; and attendance at certain functions of the Company. Consulting Services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances.

                  (iii) The Executive shall provide the Consulting Services in the market areas of Old Banknorth and its banking subsidiaries prior to the Merger, provided that the Executive may be required to provide Consulting Services at the executive offices of the Company located in Portland, Maine up to not more than two times per month during the Consulting Period.

         (b) The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive at the request of the Company, subject to such reasonable documentation as may be requested by the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor upon receipt of such reasonable documentation as may be requested by the Company.

         (c) During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any subsidiary or other affiliate of the Company for any purpose.

         2.       NON-COMPETE.

         The Executive agrees that during the two-year period following consummation of the Merger the Executive will not, directly or indirectly, without the prior written consent of the Company, (i) become a director, officer, employee, principal, agent or consultant of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Connecticut, Maine, Massachusetts, New Hampshire, New York or Vermont and transacts business in any area in such states in which the Company or any of its banking subsidiaries maintains offices, provided, however, that this provision shall not prohibit the Executive from owning bonds, preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of the Company or any of its subsidiaries to leave the employment of such entities or (iii) solicit any customer of the Company or any of its subsidiaries other than in connection with the provision of Consulting Services hereunder.

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         3.       CONFIDENTIALITY.

         Except (i) in the course of providing Consulting Services hereunder or
(ii) as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever any information regarding the Company or any of its subsidiaries which is (i) not available to the general public and/or (ii) not generally known outside the Company, to which he has or will have had access at any time during the course of his employment by Old Banknorth or its subsidiaries or his consultancy with the Company, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

         4.       INJUNCTIVE RELIEF.

         Without intending to limit the remedies available to the Company, the Executive agrees that damages at law will be an insufficient remedy to the Company in the event that the Executive violates any of the provisions of Sections 2 or 3, and that the Company may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in Sections 2 or 3.

         5.       RELEASE.

         (a) For, and in consideration of the commitments made herein by the Company, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company and its subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors and assigns, and any other party associated with the Company (the "Released Parties"), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with his employment by Banknorth or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, or termination of such employment. Notwithstanding the foregoing, the Executive does not release the Company from any obligations of the Company to the Executive under (i) any employee benefit plan or arrangement of Old Banknorth, whether or not referred to in this Agreement, pursuant to which the Executive is entitled to any post-retirement benefits or payments, (ii) Section 5.8 of the Merger Agreement and (iii) this Agreement.

         (b) For and in consideration of the commitments made herein by the Executive, including without limitation the releases in paragraph (a) above, the Company, for itself, and for its successors and assigns does hereby release completely and forever discharge the Executive and his heirs,

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successors and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with the Executive's employment by Old Banknorth or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee. Notwithstanding anything in the foregoing to the contrary, the Company does not release the Executive from claims arising out of any breach by the Executive of (i) any law or regulation by the Executive during the term of and related to his employment by Old Banknorth or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee, or (ii) this Agreement.

         6.       PAYMENTS AND BENEFITS.

         (a) In consideration of the obligations and agreements of the Executive hereunder, the Company agrees to provide the following benefits to the
Executive:

                  (i)      With respect to the Executive's obligations under
                           Section 1 hereof, the Company shall pay to the Executive compensation during the Consulting Period at a rate of $200,000 per year, payable in 24 equal monthly installments commencing on the date of consummation of the Merger and continuing on the same day of each of the 23 succeeding months thereafter.

                  (ii) With respect to the Executive's noncompetition obligations under Section 2 hereof, the Company shall pay to the Executive an aggregate of $200,000 per year, payable in four equal installments, commencing on the date of consummation of the Merger and continuing on the same day on each of the three succeeding six month intervals thereafter.

                  (iii) The Company shall pay to the Executive supplemental retirement benefits equal to the excess of (x) that which he would have received as retirement benefits under the Old Banknorth Retirement Income Plan (the "Retirement Plan") and the Old Banknorth Supplemental Employees Retirement Plan (the "SERP") had the Executive continued his employment with Old Banknorth for a two-year period following termination of his employment at the annual rate of compensation in effect immediately prior to the termination of employment, plus the average of the cash bonuses paid to the Executive by Old Banknorth for the three calendar years immediately preceding the termination of employment, over (y) the benefits actually payable to the Executive under the Retirement Plan and the SERP, with such supplemental retirement benefits to be paid in the same form and in the same manner as benefits are paid under the

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                           Retirement Plan. Nothing in this Section 6 shall be
                           deemed to limit or reduce any rights the Executive may have under have under the terms of the Retirement Plan or the SERP to select a method or form of payment of benefits.

                  (iv) The Company agrees that (x) for purposes of determining the amount of the annual retirement benefit under the Agreement, dated as of July 1, 1991, between Old Banknorth (as successor to Howard Bancorp) and the Executive (the "Howard SERP"), the Executive shall be deemed to have terminated his employment as President and Chief Executive Officer of Old Banknorth as of December 1, 2001, with the result that the Executive shall be entitled to the maximum possible Annual Deferred Compensation Benefit of $79,500 per year thereunder, and (y) payment of benefits under the Howard SERP at the rate of $6,625 per month will commence on the first business day of the month following consummation of the Merger.

                  (v) The Company agrees to arrange for the Executive's continued participation (which by its terms shall include coverage for The Executive's spouse) under the health and dental assistance plans of Old Banknorth or any successor plan(s) adopted by the Company, for the period commencing on the date of consummation of the Merger and ending on the earlier of (i) with respect to the Executive, the date the Executive attains age 65, and with respect to the Executive's spouse, the date she attains age 65, and
                           (ii) the date, if any, the Executive obtains full-time employment with another employer, regardless of the level of health and dental insurance benefits provided by such new employer, if any. The Company and the Executive shall allocate the cost of such coverage between them on the same basis as such costs were allocated by Old Banknorth immediately prior to completion of the Merger, with respect to employees with at least 10 years of service who retire after age 55 but before age 65.

         (b) Payments to the Executive under this Section 6 may be paid by the Company by check mailed to the address of the Executive set forth in Section 11 hereof or at such other address as the Executive may notify the Company in accordance with the terms of such section. Notwithstanding anything in this Agreement to the contrary, the Executive shall be entitled to continuation of the benefits and payments specified in Sections 6(a)(iii), (iv) and (v) notwithstanding the expiration or termination of this Agreement for any reason, or any breach or purported breach of this Agreement by the Executive.

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         (c) If any payment pursuant to this Section 6 is required to be made on a day which is not a business day, payment shall be made on the first business day thereafter, and no interest shall accrue on any such payment for the intervening period. For purposes of this Agreement, the term "business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maine are authorized by law, regulation or executive order to remain closed.

         (d) In the event of a Change in Control of the Company, (i) any remaining payments due to the Executive pursuant to paragraph (a)(i) of this
Section 6 shall become immediately due and payable in one lump sum payment, and
(ii) the Executive shall not have any obligations under Section 2 of this Agreement beyond the date of the Change in Control. A "Change in Control of the Company" shall be deemed to have occurred: (i) if any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(other than the Company and any trustee or other fiduciary holding securities under any employee benefit plan of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;
(ii) if at any time during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company outstanding immediately after such merger or consolidation; or (iv) upon the complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

         7.       NATURE OF PAYMENT OBLIGATIONS.

         (a) Except as otherwise provided in Section 7(b) and Section 8 hereof, the Company's obligation to pay the Executive the benefits and payments provided in Section 6 hereof shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any purported termination of this Agreement, other than pursuant to Section 7(b) hereof, set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else, and each and every such payment made or benefit provided shall be final and the Company shall not seek to recover all or any part of any such payment or benefit from the Executive or from whomsoever may be entitled thereto for any reason whatsoever.

         (b) Except as otherwise provided in Section 6(b) hereof, if the Executive materially breaches any of his obligations hereunder, the Company may terminate this Agreement by written

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notice of termination provided to the Executive, and thereafter the Executive shall be entitled to no further benefits and payments under the terms of this Agreement. In the event of the death of the Executive (i) the Executive's spouse or other designated beneficiary shall be entitled to continued receipt of benefits under the Retirement Plan and the SERP, in accordance with the terms thereof and the benefit election made by the Executive as adjusted in accordance with Section 6(a)(iii) of this Agreement, (ii) the Executive's spouse shall continue to be entitled to the medical and dental benefits provided under Section 6(a)(v) of this Agreement for the period specified therein on the same terms (including coverages and cost allocations) as were available to the Executive immediately prior to his death and (iii) the estate and heirs of the Executive shall be entitled to no further payments under Section 6(a)(i) or (ii) of this Agreement.

         8.       LIMITATION ON PAYMENTS.

         (a) Notwithstanding anything in this Agreement to the contrary, in the event that the Company, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Company, after consultation with the Company's outside legal counsel and/or independent public accountants, believes has a high probability of success, determines that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a "Payment"), is or would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (the "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 8, the term "Reduced Amount" shall mean an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

         (b) If the Company determines pursuant to Section 8(a) that any Payment is or would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall advise the Company in writing of his election within 15 days of his receipt of notice. If no such election is made by the Executive within such 15-day period, then the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election.

         (c) If the Company determines pursuant to Section 8(a) that any Payment which has been made to the Executive is or would be nondeductible by the Company because of Section 280G of the Code (an "Overpayment"), such Overpayment shall be treated for all purposes as a loan to the

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Executive, which he shall repay to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, upon demand by the Company.

         (d) Determinations of present value for purposes of this Section 8 shall be determined in the manner set forth in Section 280G(d)(4) of the Code.

         (e) All determinations made by the Company under this Section 8 shall be final and binding upon the Executive.

         9. REPRESENTATION. The Company and the Executive represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

         10. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the Executive and his heirs, successors and assigns, and upon the Company, including any successor to the Company by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the consent of the other party.

         11. NOTICES. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

                  If to the Executive:

                  William H. Chadwick
                  40 College Street, No. 703
                  Burlington, Vermont 05401

                  If to the Company:

                  Banknorth Group, Inc.
                  P.O. Box 9540
                  One Portland Square
                  Portland, Maine 04112-9540
                  Attention:  President

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         12. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         13. ENTIRE AGREEMENT; SEVERABILITY. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and the Executive with respect to the subject matter hereof, provided that nothing contained herein shall affect any obligations of the Company to the Executive under (i) the retirement plans or arrangements referred to in Section 6(a)(iii) and (iv) hereof and (ii) Section
5.8 of the Merger Agreement. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

         14. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         16. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

         17. HEADINGS. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

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         IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of the day and year first above written.

                                                 BANKNORTH GROUP, INC.

                                                 By:
                                                     --------------------------
                                                     William J. Ryan, Chairman,
                                                      President and Chief
                                                      Executive Officer



                                                     --------------------------
                                                     William H. Chadwick

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